Exhibit 99.2

July 13, 2006

Contact:                                   Curtis A. Sampson, Chairman, President and Chief Executive Officer
Jeffrey K. Berg, President and Chief Operating Officer
Paul N. Hanson, Vice President-Finance

COMMUNICATIONS SYSTEMS, INC. REPORTS ON RECENT DEVELOPMENTS RELATED TO RESOLVING ACCOUNTING ISSUES AND ACHIEVING COMPLIANCE WITH AMEX CONTINUED LISTING STANDARDS

(Hector, Minnesota) — July 13, 2006 — Communications Systems, Inc. (AMEX: JCS) reported today on developments since May 31, 2006 regarding its efforts to resolve previously reported accounting issues and to regain compliance with the continued listing standards of the American Stock Exchange (AMEX).

On May 15, 2006, the Company announced that its wholly owned subsidiary, JDL Technologies (JDL) was the subject of a civil investigation related to alleged false claims for payment for work performed in the U.S. Virgin Islands under the FCC’s E-Rate program. On May 22, 2006, the Company reported that based upon the issues resulting from the investigation and related accounting reviews by management and its Audit Committee, the Company was deferring the filing the Company’s Form 10-Q Report for its quarter ending March 31, 2006 (the “First Quarter 2006 10-Q”) until additional information could be gathered and assessed. On May 31, 2006 the Company reported notification by AMEX that it was not in compliance with AMEX’s continued listing standards because the First Quarter 2006 10-Q had not been filed, but that AMEX staff had given the Company the opportunity to submit a plan by June 8, 2006 regarding how the Company would undertake to regain compliance with AMEX’s continued listing standards by July 6, 2006.

On June 8, 2006 the Company submitted a plan to AMEX regarding achieving compliance with its continued listing standards by July 6, 2006. Thereafter, during the remainder of June until early July, 2006 management continued its internal investigation and continued its cooperation with the U.S. Department of Justice, the agency conducting the civil investigation of JDL’s compliance with the E-Rate program related to its work in the U.S Virgin Islands.

On July 6, 2006, the Company submitted an amended plan to AMEX staff with regard to achieving compliance with AMEX’s continued listing standards. In its amended plan, the Company reported that it was unable to finalize its First Quarter 2006 10-Q by the original July 6 deadline for two reasons: first, management’s heightened concern regarding the Company’s ability to collect receivables related to work performed by its JDL subsidiary that totaled approximately $3 million at both December 31, 2005 and March 31, 2006; and, second, the need to further assess issues raised by the Department of Justice civil investigation and the implications of such issues for its previously issued financial statements and its future financial reporting. Finally, the Company explained in its amended plan how it intended to address these matters so that it could file its First Quarter 2006 10-Q by September 6, 2006 and requested an extension to such date to bring the Company into compliance with AMEX’s listing standards.

By letter dated July 7, 2006 the Company received notification from AMEX that the Company’s amended plan made a reasonable demonstration of the Company’s ability to regain compliance with AMEX’s continued listing standards by September 6, 2006 and that AMEX was willing to continue the listing of the Company’s common stock until such date, subject to certain conditions. These conditions related to public disclosure of AMEX’s decision and related information, continued updates of AMEX staff with regard to the initiatives described in the amended plan and continued oversight and assessment by AMEX staff. In its letter AMEX also stated it expected the Company to be in compliance with the continued listing standards by September 6, 2006 and that failure to achieve compliance by such date would “likely result” in the initiation of delisting proceeds by AMEX staff.

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world’s leading supplier of media conversion technology, which permits networks to deploy fiber optic technology, while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.

Cautionary Statement: From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: lower sales to RBOCs and other major customers; competitive products and technologies; our ability to successfully reduce operating expenses at certain business units; the general health of the telecom sector; profitability of recent acquisitions; delays in new product introductions; higher than expected expense related to new sales and marketing initiatives; availability of adequate supplies of raw materials and components; fuel prices; and other factors discuss from time to time in the Company’s filings with the Securities and Exchange Commission.

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